Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal Year 2016 Third Quarter Financial Results

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Q3 Revenues increased $2.2 million or 0.7% vs. 2015 Q3

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Q3 Gross Profit Margins of 37.0%, a decline of 70 basis points vs. 2015 Q3

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Q3 SG&A expenses decreased $1.2 million or 1.8% vs. 2015 Q3

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Q3 Operating Income of $47.0 million, up $0.1 million vs. 2015 Q3

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Q3 Net Income of $42.9 million, a $4.0 million increase vs. 2015 Q3

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Management updates Fiscal Year 2016 guidance

GREENVILLE, Wis., November 1, 2016 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its Fiscal 2016 third quarter ended September 24, 2016.

Joseph M. Yorio, President and Chief Executive Officer, stated, “Our fiscal third quarter represents the largest revenue quarter for our Company and I’m pleased that we remain on track to deliver a second consecutive year of growth.  While revenues were up over $2 million in the third quarter, we exited the quarter with a strong backlog of open orders in both our Furniture and Supplies product lines, which bodes well for the fourth quarter.  As the year-to-date results indicate, our performance in Furniture and Science continues to be strong.  Importantly though, we see progress towards our objective of achieving balanced growth as our broader Supplies category is showing modest growth and we are seeing strength in specialty areas such as Art, Early Learning and Special Needs.  Through the first nine months of the year, revenues and gross margins are up, operating expenses are down and we posted increases in operating income, net income and Adjusted EBITDA.  All in all, our year-to-date performance has been solid and we have a strong, dedicated team of employees that are “Leading With Action” and making it happen every day.  But, we are not satisfied and remain laser-focused on improving the value proposition to our customers and continuing to drive value for all constituents.”

Q3 Results (for the three months ended September 24, 2016 and September 26, 2015)

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Revenues were $301.6 million, an increase of $2.2 million or 0.7%, as compared to revenues of $299.4 million.  Distribution segment revenues of $256.7 million decreased by $2.8 million or 1.1%, as compared to $259.5 million.  Supply category revenues grew $1.3 million or 1.1%, and the Furniture category was essentially flat for the comparable periods.  However, strong order trends within Furniture continued, and the Company exited the 2016 fiscal third quarter with a higher open order position and as such, expects growth in this category in the upcoming quarter.  The Company’s Agendas category declined consistent with expectations, given continued changes in the market for that product line.  Curriculum segment revenues of $44.9 million increased $5.0 million or 12.5%, as compared to revenues of $39.9 million in the comparable prior year quarter.   Growth in Curriculum was driven by continued strength in the Science category, which grew by approximately $5.3 million or 18.0%.

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Gross margin of 37.0% compared to 37.7% in the third quarter of 2015, a decline of 70 basis points (“bps”).  Distribution segment gross margin was 33.8% as compared to 34.8%, a decline of 100 bps that was primarily due to an increased number of Supplies orders being placed through strategic purchasing agreements, which typically price basic supplies at lower gross margins as a component of a broad product offering presented to customers.  A shift in product mix within the segment also contributed to the decrease in gross margin.  Curriculum segment gross margin was 55.5% as compared to 56.2%, a decline of 70 bps.  Decreased product development amortization year-over-year resulted in approximately 160 basis points of improvement in gross margin.  This decrease was offset by a shift in product mix, primarily driven by the growth in Science revenues for the comparable periods.

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Selling, General & Administrative (“SG&A”) expenses were $64.5 million as compared to $65.6 million, a decrease of $1.2 million or 1.8%.  This decline was primarily related to a $1.4 million decline in depreciation and amortization expense, as well as lower compensation and benefit costs compared to the prior year period.  These reductions to SG&A were partially offset by higher performance-based incentive compensation expense and higher marketing expense.  As a percent of revenue, SG&A decreased from 21.9% for the three months ended September 26, 2015 to 21.4% for the three months ended September 24, 2016.

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Operating income was $47.0 million as compared to $46.9 million in the comparable year-ago period.  Net income was $42.9 million as compared to net income of $38.9 million, an improvement of $4.0 million.  Net income for the third quarter of fiscal 2016 included a $9.1 million gain on the sale of the Company’s interest in an unconsolidated affiliate.  Tax expense for the quarter was $8.8 million as compared to $1.9 million in the prior year’s third quarter.

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Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $52.9 million, as compared to Adjusted EBITDA of $54.3 million in the comparable 2015 period.

Nine-Month Results (for the nine months ended September 24, 2016 and September 26, 2015)

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Revenues were $541.2 million, an increase of $9.2 million or 1.7%, as compared to revenues of $531.9 million.  Distribution segment revenues of $453.7 million were essentially flat (down 0.1%) as compared to the prior year nine-month period.  Revenues from the Company’s two largest product categories, Supplies and Furniture, increased by $2.8 million and $6.1 million, respectively, partially offsetting declines of $4.0 million and $4.2 million in the Agendas and AV Tech categories, respectively.  Curriculum segment revenues of $87.5 million increased $9.8 million or 12.6%, as compared to revenues of $77.7 million for the fiscal 2015 nine-month period.  Strong demand for the Company’s Next-Generation FOSS products helped drive a 17.6% increase in Science revenues, and the Reading category remained relatively unchanged (down 1.0%).

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Gross margin of 37.4% compared to 37.1% in the nine-month period of 2015 was an increase of approximately 30 basis points.  Distribution segment gross margin was 34.4% as compared to 35.2%, a decline of 80 bps.  This decline was directly related to a shift in product mix and an increase in the volume of orders placed through strategic purchasing and co-operative agreements.  Curriculum segment gross margin was 53.4% as compared to 48.1%, an increase of 530 bps.  The improvement in Curriculum segment gross margin was primarily related to lower product development amortization in the current year, which was partially off-set by a shift in mix towards the Science category.

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SG&A expenses were $165.0 million as compared to $170.9 million, a decrease of $6.0 million or 3.5%.  Expenses associated with cost reduction and process improvement initiatives were down $2.7 million in the first nine months of 2016, as compared to the comparable nine-month period in 2015. Depreciation and amortization expense in SG&A was down $3.2 million for the first nine months of 2016.  Overall compensation and benefits costs were $0.3 million higher year-over-year as a decrease in base compensation and benefit costs due to lower staffing levels was offset by incremental variable commission expense and performance-

based compensation.  On a full-year basis, commission and performance-based compensation expenses are expected to be lower in 2016 as compared to the comparable 12-month period in 2015.  The Company also recognized a net foreign currency gain in the fiscal 2016 nine-month period of $0.7 million, compared to a net foreign currency loss of $0.8 million in the comparable 2015 period.

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Operating income was $37.0 million, as compared to operating income of $21.0 million in the comparable year-ago period, an improvement of $16.0 million.  Net income was $28.6 million, as compared to net income of $3.1 million, an improvement of $25.5 million.

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Adjusted EBITDA was $56.7 million, as compared to Adjusted EBITDA of $55.9 million, an improvement of $0.8 million or 1.4%.

Yorio continued, “We have continued to invest in our business this year, and we have made substantial enhancements to our sales force structure, manufacturing and distribution capabilities, and in our systems.  These investments are enabling us to become more efficient, continue to improve our productivity and better serve our customers, while improving the scalability of our platform.  Curriculum, driven by Science, and Furniture continue to be strong growth drivers for our Company, but the strategies in place to grow our Supplies, Instructional Solutions and Reading categories are beginning to take hold.  Our balance sheet also continues to improve and our net total debt has declined by nearly $37 million as compared to the end of Q3 last year.  We believe we are positioned well to close out the year strong and look forward to reporting on our progress.”

Financial Outlook

The Company today updated its guidance for FY16 (December 27, 2015 – December 31, 2016).  Total FY16 revenues are now anticipated to increase by approximately 2.1% - 2.3%.  Reported gross profit margins are anticipated to improve by 20 to 40 bps, driven by lower product development amortization costs. SG&A expenses are expected to decline by approximately 4.2% – 4.4%; SG&A expenses, excluding depreciation and amortization, are expected to be down approximately 2.5% year-over-year.  The Company’s updated FY16 Adjusted EBITDA guidance is approximately $49 - $51 million, representing year-over-year improvement of 8.9% - 13.3%.  The Company expects continued strong leveraged free cash flow of approximately $27.0 million to $29.0 million for FY16, an update from prior guidance.

The Company’s Adjusted EBITDA and free cash flow for fiscal 2016, as indicated below, are non-GAAP measures.  A reconciliation of these non-GAAP measures to the nearest GAAP financial measure is presented in the following tables:

	Low End of Range	High End of Range

Operating income	$ 23.1	$ 24.6
Plus:
Depreciation and amortization	20.3	20.3
Restructuring-related costs	4.0	4.5
Stock-based compensation expense	1.6	1.6
Adjusted EBITDA	$ 49.0	$ 51.0

Cash provided by operations	$ 34.0	$ 37.0
Cash used in investing	(7.0)	(8.0)
Leveraged free cash flow	$ 27.0	$ 29.0

Additional information on the Company’s outlook for 2016 can be found in the investor presentation on page 13, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on November 3, 2016 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 9293017

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (11/3/16 – 11/10/16).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 9293017

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products.  Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well.  SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Transition Report on Form 10-K for the 35-week transition period ended December 26, 2015, which risk factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA and leveraged free cash flow, non-GAAP financial measures.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes;

reorganization items, net; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.  Leveraged free cash flow represent Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from asset sales; unrealized foreign exchange gains and losses; restructuring and other expenditures; changes in working capital; cash interest and taxes.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance and leveraged free cash flow a relevant supplemental measure of liquidity.  The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results.  We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals.  The Company assesses its operating performance using both GAAP operating income and non-GAAP adjusted operating income in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that free cash flow provides a meaningful measure of its ability to generate cash and improve liquidity.  In addition, the Company believes it provides investors a useful basis for assessing the Company’s ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and movements.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/Unleveraged Free Cash Flow does not represent, and should not be considered, an alternative to cash flow from operations.

Company Contact

Investor and Media Relations Contact

Ryan M. Bohr

Glenn Wiener

Ryan.Bohr@SchoolSpecialty.com

gwiener@GWCco.com

Tel: 920-882-5868

Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 24, 2016	Three Months Ended September 26, 2015		Nine Months Ended September 24, 2016	Nine Months Ended September 26, 2015	Twelve Months Ended September 24, 2016	Twelve Months Ended September 26, 2015

Revenues	$301,569	$299,355		$541,152	$531,907	$646,714	$622,846
Cost of revenues	190,011	186,606		338,530	334,753	408,905	395,270
Gross profit	111,558	112,749		202,622	197,154	237,809	227,576
Selling, general and administrative expenses	64,454	65,629		164,977	170,933	218,981	221,595
Facility exit costs and restructuring	93	230		642	2,518	1,241	5,550
Impairment charges	-	-		-	2,713	-	2,713
Operating income (loss)	47,011	46,890		37,003	20,990	17,587	(2,282)
Other expense:
Interest expense	4,488	5,107		13,333	14,409	17,761	19,251
Early termination of long-term indebtedness	-	200		-	200	-	200
(Gain) on sale of unconsolidated affiliate	(9,090)	-		(9,090)	-	(9,090)	-
Loss on early extinguishment of debt	-	877		-	877	-	877
Change in fair value of interest rate swap	(95)	(50)		(271)	(41)	(356)	(61)
Income (loss) before provision for income taxes	51,708	40,756		33,031	5,545	9,272	(22,549)
Provision for (benefit from) income taxes	8,813	1,861		4,425	2,459	3,324	2,430
Net income (loss)	$42,895	$38,895		$28,606	$3,086	$5,948	$(24,979)

Weighted average shares outstanding:
Basic	1,000	1,000		1,000	1,000	1,000	1,000
Diluted	1,000	1,000		1,000	1,000	1,000	1,000

Net income (loss) per Share:
Basic	$42.90	$38.90	$		$3.09	$5.95	$(24.98)
Diluted	$42.90	$38.90		$28.61	$3.09	$5.95	$(24.98)

	Three Months Ended September 24, 2016	Three Months Ended September 26, 2015		Nine Months Ended September 24, 2016	Nine Months Ended September 26, 2015	Twelve Months Ended September 24, 2016	Twelve Months Ended September 26, 2015
Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy-related costs, restructuring and impairment charges (Adjusted EBITDA) reconciliation:
Net income (loss)	$42,895	$38,895		$28,606	$3,086	$5,948	$(24,979)
Provision for income taxes	8,813	1,861		4,425	2,459	3,324	2,430
Reorganization items, net	-	-		-	-	-	-
Restructuring costs	93	230		642	2,518	1,241	5,550
Restructuring-related costs incl in SG&A/COGS	564	332		2,143	4,808	3,743	5,508
Gain on sale of unconsolidated affiliate	(9,090)	-		(9,090)	-	(9,090)	-
Change in fair value of interest rate swap	(95)	(50)		(271)	(41)	(356)	(61)
Loss on early extinguishment of debt	-	877		-	877	-	877
Early termination fee	-	200		-	200	-	200
Depreciation and amortization expense	2,793	4,195		10,714	13,961	15,364	18,782
Amortization of development costs	1,954	2,403		5,029	10,027	6,492	12,010
Impairment charges	-	-		-	2,713	-	2,713
Net interest expense	4,488	5,107		13,333	14,409	17,761	19,251
Stock-based compensation	449	260		1,166	874	1,427	1,015
Adjusted EBITDA	$52,864	$54,310		$56,697	$55,891	$45,854	$3,296

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands)

	September 24, 2016	September 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 7,349	$ 11,777
Accounts receivable, less allowance for doubtful accounts
of $1,605, $1,077, and $1,596, respectively	172,078	174,196
Inventories, net	84,848	89,003
Deferred catalog costs	2,563	1,598
Prepaid expenses and other current assets	13,238	14,920
Refundable income taxes	-	-
Total current assets	280,076	291,494
Property, plant and equipment, net	28,722	28,881
Goodwill	21,588	21,588
Intangible assets, net	35,950	39,553
Development costs and other	15,759	19,739
Deferred taxes long-term	5	4
Investment in unconsolidated affiliate	-	715
Total assets	$ 382,100	$ 401,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 50,637	$ 83,100
Accounts payable	43,970	33,814
Accrued compensation	13,266	12,947
Deferred revenue	3,547	4,070
Accrued income tax payable	3,471	1,030
Other accrued liabilities	18,801	18,200
Total current liabilities	133,692	153,161
Long-term debt - less current maturities	136,686	143,497
Other liabilities	95	1,087
Total liabilities	270,473	297,745

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Capital in excess of par value	120,405	118,980
Accumulated other comprehensive loss	(1,669)	(1,687)
Retained earnings (accumulated deficit)	(7,110)	(13,065)
Total stockholders' equity	111,627	104,229
Total liabilities and stockholders' equity	$ 382,100	$ 401,974